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                                  EXHIBIT 11

                   Computation of Earnings Per Common Share

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                                                                              Six Months Ended       Proforma         Proforma
                                           Years Ended September 30,             March 31,          Year Ended    Six Months Ended
                                        ------------------------------      --------------------  --------------  ----------------
                                          1995        1994        1993        1996       1995     Sept. 30, 1995   March 31, 1996
                                          ----        ----        ----        ----       ----     --------------  ----------------
                                                                                                  See Note Below
Primary Earnings
 Net income (loss)                      1,015,000   (924,000)  (2,463,000)     96,000    907,000    5,000,000         1,277,000

Shares
 Weighted average number of             5,142,498  2,504,762    2,376,823   9,026,578  3,495,306    5,142,498         9,026,578
  common shares outstanding

Assumed exercise of options
 and warrants (as determined
  by the application of the treasury
   stock method)                          957,196      --          --         747,325      --         957,196           747,335

Common shares issued for
 acquisition of ????? Iron & Metal          --         --          --           --         --         227,693            89,542

Common shares assumed sold
 in public offering to repay
  acquisition indebtedness                  --         --          --           --         --           --               79,639
                                        ---------  ---------   ----------   ---------  ---------    ---------        ----------

Weighted average number
 of shares outstanding
  as adjusted                           6,099,694  2,504,762    2,376,823   9,773,913  3,495,306    6,327,387         9,943,134
                                        =========  =========   ==========   =========  =========    =========        ==========

Primary earnings per common share:
 Net income (loss)                           0.30      (0.37)       (1.04)       0.01       0.26         0.78              0.13
                                             ----      -----        -----        ----       ----         ----              ----

Fully Diluted Earnings
 Net income (loss)                      1,815,000   (924,000)  (2,483,000)     98,000    907,000    5,000,000         1,277,000

Shares
 Weighted average number of
  common shares outstanding             6,099,694  2,504,762    2,376,823   9,799,913  3,495,306    5,327,387         9,943,134

Assuming conversion of convertible
 preferred stock and convertible debt     208,000    116,307       --         208,000    208,000      208,000           208,000
                                        ---------  ---------   ----------   ---------  ---------    ---------        ----------
Weighted average number of common
 shares outstanding as adjusted         6,307,694  2,623,989    2,376,823   9,951,913  3,703,306    6,535,387        10,151,134
                                        =========  =========    =========   =========  =========    =========        ==========

Fully diluted earnings per common share:
 Net income (loss)                           0.29      (0.35)       (1.04)       0.01       0.25         0.77              0.13
                                             ----      -----        -----        ----       ----         ----              ----

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